CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ADB International Group, Inc.

We consent to the use of our report dated November 19, 2013 with respect to the financial statements of ADB International Group, Inc. as of and for the years ended December 31, 2012 and 2011 included in the Registration Statement on Form 10 amendment #2 filed by ADB International Group, Inc. dated November 20, 2013.

/s/ M&K CPAS, PLLC
Houston, Texas
November 20, 2013